Exhibit 99.2

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors

Orbital Sciences Corporation

45101 Warp Drive

Dulles, VA 20166

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated April 28, 2014, as Annex C to, and to the reference thereto under the caption “SUMMARY — Opinion of Orbital’s Financial Advisor” and “ATK PROPOSAL 1 AND ORBITAL PROPOSAL 1:  THE ISSUANCE OF ATK SHARES AND THE ADOPTION OF THE TRANSACTION AGREEMENT — Background of the Merger,” “— Orbital’s Reasons for the Merger; Recommendation of the Orbital Board of Directors” and “ — Opinion of Orbital’s Financial Advisor” in, the Joint Proxy Statement/Prospectus relating to the proposed merger involving Orbital Sciences Corporation and Vista Merger Sub Inc., a wholly owned subsidiary of Alliant Techsystems Inc., which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Alliant Techsystems Inc. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ CITIGROUP GLOBAL MARKETS INC.

CITIGROUP GLOBAL MARKETS INC.

August 28, 2014